UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

        Date of Report (date of earliest event reported):         August 5, 2004

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26878	95-4782077
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

6922 Hollywood Boulevard
12th Floor
Los Angeles, California 90028

(Address of principal executive offices) (Zip Code)

        Registrant’s telephone number, including area code: (323) 817-4600

        (Former name or former address, if changed since last report)

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

ITEM 12 — RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        On August 5, 2004, Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), issued a press release announcing earnings for the three and six months ended June 30, 2004. The text of the press release is set forth below:

GEMSTAR-TV GUIDE ANNOUNCES SECOND QUARTER RESULTS

Los Angeles, California (August 5, 2004) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the second quarter ended June 30, 2004, revenues were $179.1 million, compared with revenues of $180.6 million in the second quarter of 2003.

Operating income for the second quarter of 2004 was $16.7 million, which included stock compensation, depreciation, and amortization charges of $8.9 million. The Company’s operating income for the second quarter of 2004 was positively impacted by $10.1 million resulting from the settlement of a long-term lease obligation for less than previously accrued amounts related to the Company’s eBook operations. The second quarter 2004 operating income compares with a second quarter 2003 operating loss of $(36.2) million, which included stock compensation, depreciation, and amortization charges of $48.2 million.

The Company reported net income of $42.0 million, or $0.10 per diluted share, for the three months ended June 30, 2004, compared with a net loss of $(22.5) million, or $(0.06) per diluted share, for the second quarter ended June 30, 2003. Income (loss) from continuing operations for the three months ended June 30, 2004 was $41.2 million, or $0.10 per diluted share, versus a loss of $(27.9) million, or $(0.07) per diluted share in the second quarter ended June 30, 2003. The Company’s net income and income from continuing operations for the second quarter of 2004 were positively impacted by the $10.1 million eBook lease settlement discussed above and a $23.3 million income tax benefit from a lower net effective tax now expected for 2004 due to changes in the Federal income tax rules that allowed for the Company to defer, for income tax purposes, the recognition of the significant license and distribution fees paid in 2004 by EchoStar and Comcast in excess of their book earnings to 2005.

Gemstar-TV Guide’s Chief Executive Officer Jeff Shell commented, “Gemstar-TV Guide had a solid second quarter with increased profitability, reflecting improved performance in our Cable and Satellite segment, as well as the impact of cost-cutting measures across the Company. In this quarter, we reached an agreement with the SEC to resolve the Commission’s investigation into the Company, and completed our transaction with EchoStar, which further bolstered our already strong balance sheet. Most importantly, we continued our operational progress, taking key promotional and programming steps at the TV Guide Channel, increasing momentum in our Consumer Electronics business, and continuing growth at the TVG Network, underscored by a new record for single day wagering at the Kentucky Derby. While the challenges at TV Guide magazine remain significant, we are pleased with the progress we made during the quarter in adding new subscribers and advertisers.”

Shell continued, “As a Company, we are focused on the goals we laid out at the beginning of this year to improve our products, operations and financial performance. We feel positive about our results this quarter, and confident about our progress as we head into the second half of the year.”

First Half Consolidated Performance

Revenues for the first half of 2004 were $374.3 million, up $15.2 million, compared with revenues of $359.1 million in the first half of 2003. For the first half of 2004, the Company reported net income of $2.2 million, or $0.01 per diluted share, compared with a net loss of $(67.9) million, or $(0.17) per diluted share, in the same period of the prior year. For continuing operations in the first half of 2004, the Company reported income of $27.8 million, or $0.07 per diluted share, compared with a loss of $(79.3) million, or $(0.20) per diluted share, in the same six months of 2003. Results from the first half of 2004 were favorably impacted by the eBook lease settlement discussed above.

Key Developments during the Quarter

•	On April 1, 2004 the Company announced that it completed the formation of a joint venture with Comcast Corporation for interactive program guide (IPG) development. Using the Company’s new iGuide IPG as a foundation, the new development group will create an industry-leading guide for Comcast and for the cable industry. The joint venture is managed by Comcast.

•	On April 1, 2004, the Company’s TV Guide Television Group and NBC Olympics announced an integrated programming and marketing agreement to support NBC’s exclusive coverage of the Athens Olympic Games, being held from August 13th through 29th. The alliance utilizes TV Guide’s television guidance expertise, reach, content and technology to make it easier for viewers to navigate and enjoy NBC’s 24-hour Olympic programming from Athens, Greece, which will span multiple networks including NBC, MSNBC, CNBC, Bravo and Telemundo.

•	On April 5, 2004, Gemstar-TV Guide closed a previously announced transaction with EchoStar Communications Corporation for a license to utilize Gemstar-TV Guide’s intellectual property and technology, as well as the TV Guide brand and content, on its interactive programming guide. Separately, the Company entered into agreements with EchoStar to launch the TV Guide Channel and extend carriage of TVG Network on DISH Network. Gemstar-TV Guide also completed the sale of substantially all of the Company’s operating assets relating to its Superstar/Netlink Group and UVTV distribution services businesses and received $236 million from EchoStar. The parties also signed an agreement that resolves all outstanding litigation between the two companies. Subsequent to quarter end, on July 7, 2004, the Company completed the sale of its SpaceCom Systems business and received $2 million from EchoStar.

•	On April 26, 2004, the Company repaid the outstanding principal amount of $138.4 million under its bank credit facility and terminated the entire $254.5 million revolving credit facility, which was set to expire in February 2005. The repayment was funded from Company cash and was paid without penalty.

•	On May 1, 2004, the Company’s TVG Network (TVG) set a new record for single day wagering, handling more than $5.1 million for the 2004 Kentucky Derby and surpassing the Network’s previous record of $4 million for the 2003 Kentucky Derby. On June 14, 2004, TVG and Emerald Downs, the premier thoroughbred racetrack in Washington state, signed a multi-year agreement for TVG to receive the exclusive television and account wagering rights to Emerald Downs’ races. The announcement followed the April 1, 2004 Washington state legislative approval authorizing the Washington Horse Racing Commission to license advance deposit wagering companies.

•	On June 16, 2004, the Company’s TV Guide Channel launched on Channel 102 on EchoStar’s DISH network. Launched on DISH Network’s “America’s Top 60,” EchoStar’s most widely-distributed programming package, and on the DISH Latino Dos and DISH Latino Max programming packages, this launch brings the total TV Guide Channel distribution up to nearly 75 million Nielsen homes. According to Nielsen Media Research, TV Guide Channel is the nation’s fastest growing cable network, adding more than 18 million TV Guide Channel subscribers to date this year.

•	On June 23, 2004, the Company announced that it had reached an agreement with the United States Securities and Exchange Commission (SEC) to resolve the Commission’s investigation into past Company reporting and records. This agreement concluded the SEC’s investigation of Gemstar-TV Guide concerning the Company’s past revenue recognition and financial reporting practices. As previously disclosed, in 2003 the Company restated all of the transactions that were the subject of the SEC’s Complaint. Under the terms of the settlement, the Company paid a civil penalty of $10 million, without admitting or denying the SEC’s allegations, from previously expensed funds that had been set aside as restricted cash in connection with the previously announced settlement agreement related to the Consolidated Federal Securities Class Action litigation. The funds paid to the SEC will be available for distribution to class members.

•	On June 30, 2004, the Company’s TV Guide Channel announced an agreement with Joan and Melissa Rivers. In addition to covering the entertainment world’s marquee red-carpet events for TV Guide Channel, Joan and Melissa will bring their inimitable style to the channel through other series, specials and programming initiatives.

•	In the second quarter of 2004, the Company’s Consumer Electronics Licensing Segment made further progress internationally as it signed two new manufacturing partners, Daewoo Electronics Corporation of Korea and Orion Electric Co. Ltd. of Japan.

Additionally, the Company’s Consumer Electronics Licensing Segment, in partnership with Dentsu of Japan and Tokyo News, launched its IPG infrastructure on Japan’s digital terrestrial broadcast system using the Company’s well known “G-Guide” IPG product. Data for Tokyo, Osaka, and Nagoya began broadcasting and is now included in G-Guide’s digital IPG data to consumers. The launch represented a significant joint engineering effort between the Company, IPG Inc., Dentsu, Panasonic, and major Japanese broadcasters.

Updated 2004 Outlook

Due to the $10.1 million favorable impact of the eBook lease settlement, the Company has narrowed the range of its previous guidance by that amount and now expects to achieve operating income of $30.0 to $50.0 million for 2004, which includes stock compensation, depreciation, and amortization expenses of approximately $40.0 million. This operating income guidance excludes any financial impact arising from the resolution of any of the Company’s pending legal proceedings. Due to new federal income tax regulations put into effect during the second quarter, the Company also increased its guidance for its 2004 year ending cash position to $550 to $600 million.

Second Quarter 2004 Segment Performance

The schedule below reflects Gemstar-TV Guide’s performance for the three and six-month periods ended June 30, 2004 and 2003 by segment.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONSOLIDATED CONTINUING SEGMENT PERFORMANCE (1)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Publishing Segment:
Revenues	$95,088	$107,127	$193,450	$216,114
Operating expenses, exclusive of lease settlement (2)	93,909	99,613	184,318	196,780
Lease settlement	(10,088)	--	(10,088)	--

Operating expenses (2)	83,821	99,613	174,230	196,780

Adjusted EBITDA (3)	11,267	7,514	19,220	$19,334

Cable and Satellite Segment:
Revenues	63,020	42,492	105,148	$78,086
Operating expenses (2)	30,840	30,051	58,031	54,820

Adjusted EBITDA (3)	32,180	12,441	47,117	23,266

CE Licensing Segment:
Revenues	21,007	30,993	75,687	64,856
Operating expenses (2)	17,008	14,523	39,344	36,739

Adjusted EBITDA (3)	3,999	16,470	36,343	28,117

Corporate Segment:
Operating expenses (2)	21,813	24,460	41,581	49,824

Adjusted EBITDA (3)	(21,813)	(24,460)	(41,581)	(49,824)

Consolidated:
Revenues	179,115	180,612	374,285	359,056
Operating expenses, exclusive of lease settlement (2)	163,570	168,647	323,274	338,163
Lease settlement	(10,088)	--	(10,088)	--

Adjusted EBITDA (3)	25,633	11,965	61,099	20,893
Stock compensation	34	(6,732)	237	32,863
Depreciation and amortization	8,857	54,895	17,485	110,626

Operating income (loss)	16,742	(36,198)	43,377	(122,596)
Interest expense	(399)	(1,773)	(1,501)	(3,726)
Other income, net	1,559	78	2,119	3,285

Income (loss) from continuing operations before income taxes	$17,902	$(37,893)	$43,995	$(123,037)

(1)   The accompanying presentation presents information on the Company’s reportable continuing operating segments in accordance with SFAS No. 131.
(2)   Operating expenses means operating expenses, excluding stock compensation and depreciation and amortization.
(3)   Adjusted EBITDA is defined as operating (loss) income, excluding stock compensation and depreciation and amortization. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the industry segments. Adjusted EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider this term to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income (loss), net income (loss), cash flow provided by (used in) operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States that are presented in the financial statements included in this report.

Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.

Publishing Segment

For the three months ended June 30, 2004, revenues for the Publishing Segment were $95.1 million, a decrease of $12.0 million, or 11.2%, from revenues of $107.1 million in the prior year’s quarter. The decrease was primarily due to a decline in TV Guide subscriber circulation revenue of $9.0 million (which included the discontinuance of the Company’s monthly cable guide at December 31, 2003 of $1.8 million) and reduced revenue of $1.6 million for the shutdown of the eBook operations in June 2003.

For the three months ended June 30, 2004, Adjusted EBITDA for the Publishing Segment was $11.3 million, an increase of $3.8 million from Adjusted EBITDA of $7.5 million in the prior year’s quarter. The increase was primarily due to the favorable impact of $10.1 million for the eBook lease settlement and reduced expenses of $3.6 million from the shutdown of the eBook operations in 2003, offset by the revenue decrease of $12.0 million noted above.

For the six months ended June 30, 2004, revenues were $193.5 million, a decrease of $22.7 million, or 10.5%, from revenues of $216.1 million in the same period of the prior year. Adjusted EBITDA for the Publishing Segment was $19.2 million in the first half of 2004 compared with $19.3 million in same period of the prior year. The decrease was due to the decline in revenues noted above, offset by the $10.1 million eBook lease settlement, reduced expenses from the shutdown of the eBook operations of $6.1 million, and reduced expenses at TV Guide magazine of $4.2 million which were related primarily to the discontinuance of the monthly cable guide and re-launch expenses that were incurred in 2003 that did not occur in 2004.

Cable and Satellite Segment

For the three months ended June 30, 2004, revenues for the Cable and Satellite Segment were $63.0 million, an increase of $20.5 million, or 48.3%, from revenues of $42.5 million in the prior year’s quarter. The increase in revenues was primarily attributable to an increase in subscriber, licensing, and advertising revenues at TV Guide Interactive of $13.7 million, revenues at TV Guide Channel of $5.1 million, and increased wagering and licensing revenues at TVG Network of $1.9 million.

For the three months ended June 30, 2004, Adjusted EBITDA for the Cable and Satellite Segment was $32.2 million, an increase of $19.7 million, or 158.7%, from Adjusted EBITDA of $12.4 million in the prior year’s quarter. The increase was primarily due to the revenue increase of $20.5 million noted above.

For the six months ended June 30, 2004, revenues for the Cable and Satellite Segment were $105.1 million, an increase of $27.1 million, or 34.7%, up from revenues of $78.1 million in the same period of the prior year. Adjusted EBITDA for the Cable and Satellite Segment was $47.1 million, an increase of $23.9 million from Adjusted EBITDA of $23.3 million in the prior year’s quarter. The increase was due to a $27.1 million increase in revenues, offset by increases in TV Guide Channel marketing, content and compensation expenses.

As previously announced, the Company sold substantially all of the operating assets related to its Superstar/Netlink Group and UVTV distribution services and SpaceCom Systems businesses, collectively the “SNG Businesses,” to EchoStar Communications Corporation earlier this year. The SNG Businesses are classified as discontinued operations. The discontinued SNG Businesses, which were previously part of the Cable and Satellite Segment, had revenues of $3.5 million and $45.5 million for the three months ended June 30, 2004 and 2003, respectively and $38.7 million and $94.9 million for the six months ended June 30, 2004 and 2003, respectively.

Consumer Electronics Licensing Segment

For the three months ended June 30, 2004, revenues for the Consumer Electronics Licensing Segment were $21.0 million, a decrease of $10.0 million, or 32.2%, from revenues of $31.0 million in the prior year’s quarter. The decrease was primarily due to the discontinuance of revenue associated with direct broadcast systems (DBS) set top box manufacturers of $11.5 million, of which $8.5 million was related to a one-time settlement, offset by increased revenue from CE IPG.

For the three months ended June 30, 2004, Adjusted EBITDA for the Consumer Electronics Licensing Segment was $4.0 million, a decrease of $12.5 million, or 75.7%, from Adjusted EBITDA of $16.5 million in the prior year’s quarter. The decrease was primarily related to the impact of lower DBS revenues.

For the six months ended June 30, revenues for the Consumer Electronics Licensing Segment were $75.7 million, an increase of $10.8 million, or 16.7%, from revenues of $64.9 million in the same period of the prior year. Adjusted EBITDA for the Consumer Electronics Licensing Segment was $36.3 million, an increase of $8.2 million, or 29.3%, from Adjusted EBITDA of $28.1 million in the same period of the prior year. The increase was primarily related to a $10.8 million increase in revenues and a $3.3 million decrease in legal expenses, offset by a $4.8 million bad debt recovery from one of the Company’s CE customers in 2003.

Corporate Segment

For the three months ended June 30, 2004, Adjusted EBITDA for the Corporate Segment was $(21.8) million, an improvement of $2.6 million from Adjusted EBITDA of $(24.4) million in the prior year’s quarter. The decrease was primarily due to reduced compensation expense of $1.0 million, primarily due to a reduction in headcount and lower recruiting costs, a decrease of $0.9 million in audit and consulting expenses, and the absence of bad debt write-off of $1.0 million that occurred in 2003.

For the six months ended June 30, 2004, Adjusted EBITDA for the Corporate Segment was $(41.6) million, an improvement of $8.2 million, or 16.5%, from Adjusted EBITDA of $(49.8) million in the same period of the prior year. The decrease was primarily due to lower audit and consulting expenses for the period of $5.2 million, a decrease for the period of $2.1 million in compensation and other employee related costs, and the absence of a bad debt write-off of $1.0 million that occurred in the prior year period.

Consolidated legal costs for the three and six month periods ended June 30, 2004 were $17.9 and $36.7 million, respectively compared with $21.6 million and $42.4 million for the same periods in 2003.

Discussion of Cash and Liquidity

As of June 30, 2004, the Company’s cash, cash equivalents and current marketable securities were $601.0 million, excluding restricted cash of $81.2 million. Outstanding debt and capital lease obligations, both short and long-term, were $1.3 million, resulting in cash and cash equivalents and current marketable securities in excess of debt and capital lease obligations of $599.8 million, excluding $81.2 million in restricted cash.

During the second quarter of 2004, the Company agreed to a settlement with the SEC whereby it committed to pay $10.0 million of the $42.5 million currently in an escrow account to settle all outstanding issues between the Company and the SEC. This cash payment, along with the remaining proposed cash and stock settlement related to the shareholder class action suit, will in turn be paid out to class members upon the finalization of the claim process currently under Federal Court review.

As noted above, the Company repaid the outstanding principal amount under its bank credit facility in full in April 2004, and as a result reduced its cash position by $138.4 million during the second quarter.

In addition, during the second quarter of 2004, the Internal Revenue Service published new income tax rules related to the payment of taxes due on advanced, or up-front, cash payments. Due to the new tax policy, the company was able to defer for one year most of the expected $140.0 million due in tax related to the previously announced Comcast and EchoStar transactions.

During the second quarter of 2004, the Company received $236.0 million from EchoStar Communications Corporation as part of a patent license and distribution agreement and the sale of its Superstar/Netlink Group and UVTV distribution services businesses. Subsequent to the end of the second quarter of 2004, the Company received an additional $2.0 million from EchoStar to complete the sale of the SpaceCom Systems business.

Conference Call

Gemstar-TV Guide will host a conference call with the financial community today, Thursday, August 5, 2004, at 2 p.m. PDT (5 p.m. EDT). Jeff Shell, chief executive officer, and Brian D. Urban, chief financial officer, will present management’s review of the second quarter’s results and discuss their outlook for the Company, followed by a question and answer period.

The conference call will be broadcast live via both teleconference and Internet web cast. Investors and analysts are encouraged to listen to the call live via web cast through the Company’s web site at http://ir.gemstartvguide.com, or by dialing (866) 800-8652 (domestic) or (617) 614-2705 (international). The pass code is “80191996".

Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The pass code is “60206443". An audio archive will also be hosted on the Company’s investor relations web site at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call. For additional information regarding the Company’s results, please go to the “SEC Filings” section at http://ir.gemstartvguide.com to view reports as filed from time to time with the Securities and Exchange Commission on Forms 10-K and 10-Q.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release including our 2004 operating income and cash position outlook contain forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties related to declines in our magazine business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Channel, and TV Guide Interactive are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

(Financial Tables Follow)

Contacts:
Gemstar-TV Guide International, Inc.
(Analysts and Shareholders)	(Media)
Robert L. Carl	Christine Levesque
Dir., Investor Relations	EVP, Communication, Marketing & Gov't
323-817-4600	212-852-7585

GEMSTAR-TV GUIDE INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except per share data)

	June 30, 2004 (Unaudited)	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$596,325	$257,360
Restricted cash	81,198	37,546
Marketable securities	4,692	4,897
Receivables, net	119,352	131,531
Deferred tax asset, net	15,742	21,175
Other current assets	27,982	26,884
Assets held for sale	4,562	--

Total current assets	849,853	479,393
Property and equipment, net	39,688	51,115
Indefinite-lived intangible assets	125,673	125,673
Finite-lived intangible assets, net	131,170	180,860
Goodwill	329,753	380,070
Income taxes receivable	68,472	69,329
Other assets	41,141	47,729

	$1,585,750	$1,334,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$277,822	$275,926
Current portion of long-term debt and capital lease obligations	1,250	2,104
Current portion of deferred revenue	171,147	186,147
Liabilities related to assets held for sale	2,562	--

Total current liabilities	452,781	464,177
Deferred tax liability, net	172,738	156,645
Long-term debt and capital lease obligations, less current portion	--	138,736
Deferred revenue, less current portion	512,343	137,047
Other liabilities	42,042	61,591
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share	--	--
Common stock, par value $0.01 per share	4,334	4,279
Additional paid-in capital	8,480,441	8,452,702
Accumulated deficit	(7,981,011)	(7,983,239)
Accumulated other comprehensive income, net of tax	368	743
Unearned compensation	(20)	(246)
Treasury stock, at cost	(98,266)	(98,266)

Total stockholders' equity	405,846	375,973

	$1,585,750	$1,334,169

GEMSTAR-TV GUIDE INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED (In thousands, except per share data)

	Three Months Ended June 30, 2004 2003		Six Months Ended June 30, 2004 2003
Revenues:
Publishing	$95,088	$107,127	$193,450	$216,114
Cable and satellite	63,020	42,492	105,148	78,086
Consumer electronics licensing	21,007	30,993	75,687	64,856

	179,115	180,612	374,285	359,056
Operating expenses:
Publishing	93,909	99,613	184,318	196,780
Lease settlement	(10,088)	--	(10,088)	--
Cable and satellite	30,840	30,051	58,031	54,820
Consumer electronics licensing	17,008	14,523	39,344	36,739
Corporate	21,813	24,460	41,581	49,824

Operating expenses, exclusive of expenses shown below	153,482	168,647	313,186	338,163
Stock compensation	34	(6,732)	237	32,863
Depreciation and amortization	8,857	54,895	17,485	110,626

	162,373	216,810	330,908	481,652

Operating income (loss)	16,742	(36,198)	43,377	(122,596)
Interest expense	(399)	(1,773)	(1,501)	(3,726)
Other income, net	1,559	78	2,119	3,285

Income (loss) from continuing operations before income taxes	17,902	(37,893)	43,995	(123,037)
Income tax (benefit) expense	(23,294)	(9,947)	16,241	(43,735)

Income (loss) from continuing operations	41,196	(27,946)	27,754	(79,302)

Discontinued operations:
Income from discontinued operations	1,246	8,839	15,585	18,674
Loss on disposal of discontinued operations	--	--	(28,882)	--
Income tax expense	438	3,427	12,229	7,268

Income (loss) from discontinued operations	808	5,412	(25,526)	11,406

Net income (loss)	$42,004	$(22,534)	$2,228	$(67,896)

Basic and diluted income (loss) per share:
Income (loss) from continuing operations	$0.10	$(0.07)	$0.07	$(0.20)
Income (loss) from discontinued operations	--	0.01	(0.06)	0.03

Net income (loss)	$0.10	$(0.06)	$0.01	$(0.17)

Weighted average shares outstanding:
Basic	423,379	408,158	421,706	408,157

Diluted	425,874	408,158	426,089	408,157

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED
(In thousands)

	Six Months Ended June 30, 2004 2003
Cash flows from operating activities:
Net income (loss)	$2,228	$(67,896)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,485	130,432
Deferred income taxes	21,527	(35,432)
Stock compensation expense	237	32,863
Loss on disposal of discontinued operations	28,882	--
Gain on sale of marketable securities	(51)	(2,755)
Transfer to restricted cash	(43,425)	--
Gain on lease settlement	(10,088)	--
Other	(300)	(1,344)
Changes in operating assets and liabilities:
Receivables	7,556	23,870
Other assets	6,450	27,304
Accounts payable, accrued expenses and other liabilities	1,911	(62,446)
Deferred revenue	392,277	(34,382)

Net cash provided by operating activities	424,689	10,214

Cash flows from investing activities:
Purchase of minority interest	(15,000)	--
Proceeds from dispositions of businesses	46,000	--
Purchases of marketable securities	(4,744)	--
Sales and maturities of marketable securities	4,775	12,730
Proceeds from sale of assets	2,570	836
Additions to property and equipment	(5,082)	(5,820)

Net cash provided by investing activities	28,519	7,746

Cash flows from financing activities:
Repayments under bank credit facility and term loan	(138,448)	(70,000)
Repayment of capital lease obligations	(1,142)	(1,065)
Proceeds from exercise of stock options	26,525	17
Distributions to minority interests	(1,060)	(3,874)

Net cash used in financing activities	(114,125)	(74,922)

Effect of exchange rate changes on cash and cash equivalents	(118)	703

Net increase (decrease) in cash and cash equivalents	338,965	(56,259)
Cash and cash equivalents at beginning of period	257,360	350,262

Cash and cash equivalents at end of period	$596,325	$294,003

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$4,842	$2,814
Cash paid for interest	1,213	3,428

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)—UNAUDITED

(In thousands, except per share data)

	Three months ended
	Mar. 31 2003	Jun. 30, 2003	Sept. 30, 2003	Dec. 31, 2003
Revenues:
Publishing	108,987	107,127	101,820	107,980
Cable and satellite	35,594	42,492	39,143	44,547
Consumer electronics licensing	$33,863	$30,993	$24,144	$24,892

	178,444	180,612	165,107	177,419
Operating expenses:
Publishing	97,167	99,613	111,450	109,737
Cable and satellite	24,769	30,051	29,850	36,987
Consumer electronics	22,216	14,523	17,647	19,649
Corporate	25,364	24,460	23,688	95,745

Operating expenses, exclusive of expenses shown below	169,516	168,647	182,635	262,118
Stock compensation	39,595	(6,732)	246	442
Depreciation and amortization	55,731	54,895	15,224	7,727
Impairment of intangible assets	--	--	--	391,003

	264,842	216,810	198,105	661,290

Operating income (loss)	(86,398)	(36,198)	(32,998)	(483,871)
Interest expense	(1,953)	(1,773)	(1,285)	(1,153)
Other income, net	3,207	78	1,409	1,072

Income (loss) from continuing operations before income taxes	(85,144)	(37,893)	(32,874)	(483,952)
Income tax (benefit)	(33,788)	(9,947)	(10,655)	(8,484)

Loss from continuing operations	(51,356)	(27,946)	(22,209)	(475,468)
Discontinued operations:
Income (loss) from discontinued operations	9,835	8,839	6,826	(19,617)
Income tax expense (benefit)	3,841	3,427	2,754	(3,720)

Income (loss) from discontinued operations	5,994	5,412	4,072	(15,897)

Net loss	$(45,362)	$(22,534)	$(18,137)	$(491,365)

Basic and diluted loss per share:
Loss from continuing operations	(0.13)	(0.07)	(0.05)	(1.14)
Income (loss) from discontinued operations	0.02	0.01	0.01	(0.04)

Net loss	$(0.11)	$(0.06)	$(0.04)	$(1.18)

Weighted average shares outstanding - basic and diluted	408,156	408,158	408,515	416,231

1)     Schedule reclassifies revenues, expenses, or other costs related to the Company’s former SNG businesses as discontinued operations for the listed periods of 2003.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2004

GEMSTAR-TV GUIDE INTERNATIONAL, INC By: /s/ Stephen H. Kay —————————————— Stephen H. Kay Executive Vice President and General Counsel